                             ARTICLES OF AMENDMENT

                                Article I. Name.

The name of this Florida Corporation is CancerOption.com, Inc.

                             Article II. Amendment.

The Articles of Incorporation of the Corporation are amended so that the name of the Corporation is changed from CancerOption.com, Inc. to BioImmune, Inc.

                      Article III. Date Amendment Adopted.

The amendment set forth in these Articles of Amendment was adopted on the date shown below.

                 Article IV. Shareholder Approval of Amendment.

The amendment set forth in these Articles of Amendment was proposed by the
Corporation's Board of Directors and approved by the shareholders by a vote sufficient for approval of the amendment.

The Undersigned executed this document on the date shown below.

CancerOption.com, Inc.

By: /s/ Arnold Takemoto

Name:   Arnold Takemoto

Title:  President

Date:   June 22, 2001

Andreas M. Kelly | FL Bar Member 181277
Andreas M. Kelly, P.A.
2000 S. Dixie Hwy. Suite 100-I
Miami, FL 33133